                              DEFEASANCE AGREEMENT


                                     between

                                 CARE FIRST INC.

                                       and

                 FIRSTAR BANK OF MINNESOTA, NATIONAL ASSOCIATION



                           Dated as of April 30, 1999

                              DEFEASANCE AGREEMENT


         THIS DEFEASANCE AGREEMENT, dated as of April 30, 1999 (the "Defeasance Agreement"), between FIRSTAR BANK OF MINNESOTA, NATIONAL ASSOCIATION, a national banking association in the City of St. Paul, Minnesota (the "Trustee") and CARE FIRST INC. (the "Company").

         WITNESSETH

         WHEREAS, on December 27, 1994, the City of Minneapolis, Minnesota (the "Issuer"), issued Health Care Facilities Refunding Revenue Bonds (Care First Inc. Project), Series 1994, in the amount of $4,725,000 (the "Series 1994 Refunding Bonds") and Taxable Health Care Facilities Revenue Bonds (Care First Inc. Project), Series 1994, in the amount of $8,500,000 (the "Series 1994 Taxable Bonds"), pursuant to those certain Trust Indentures, dated as of December 1, 1994, by and between the Issuer and the Trustee (formerly known as American Bank, National Association) (the "Indentures") of which the principal amount of $12,560,000.00 remains outstanding (collectively, the "Series 1994 Bonds").

         WHEREAS, in connection with the sale of substantially all of its assets, the Company has determined to defease the Series 1994 Bonds through current funding of future payments of the principal of, and premium and interest on, the Series 1994 Bonds or the optional redemption thereof prior to maturity.

         WHEREAS, in order to accomplish the foregoing, the Company will deposit with the Trustee $12,161,087.81 ("Company Funds") which amount of Company Funds, when added to the cash on deposit in the Bond Funds, Optional Redemption Funds, Reserve Funds and the Supplemental Reserve Funds created in the Indentures (the "Indenture Funds") in the amount of $1,617,427.20, will be used to fund the beginning cash balance of $356.25 and to purchase certain United States government obligations in a principal amount, which, together with interest to be earned thereon, will be used to retire and redeem the Series 1994 Bonds as provided for herein.

         WHEREAS, this Defeasance Agreement is irrevocable and is entered into for the purpose of accomplishing the defeasance of the Series 1994 Bonds pursuant to the Indentures and for the purpose of setting forth the duties and obligations of the parties hereto in connection with such defeasance.

         NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

         Section 1. Receipt of Documents by Trustee; Incorporation by Reference; Performance of the Indenture. Receipt of true and correct copies of the Indentures is hereby acknowledged by the Trustee, and reference herein to or citation herein of any provision of the same shall be deemed to be incorporated as part hereof in the same manner and with the same effect as if such provision were fully set forth herein. The Trustee hereby confirms its agreement to perform and be bound by all provisions of the Indentures which survive the defeasance of the Series 1994 Bonds.

         Section 2. Creation of Defeasance Fund. There is hereby created and established with the Trustee a special and irrevocable escrow account to be known as the "Defeasance Fund, Series 1994 Bonds - Care First Inc." (the "Defeasance Fund") to be held in the custody of the Trustee separate and apart from other funds of the Company, if any, or of the Trustee. The Defeasance Fund will contain monies to be applied as provided herein, which will be an amount at least sufficient to purchase Government Securities, as hereinafter defined, the principal of and interest on which will be sufficient to pay when due the principal of the Series 1994 Bonds (whether at maturity or mandatory or optional redemption prior to maturity) and to pay when due the interest thereon to their respective dates of maturity or prior redemption, and, in the event of an optional redemption of the Series 1994 Bonds, to pay the premium thereon.

         Section 3. Funding of the Defeasance Fund; Purchase of Government Securities. Concurrently with the execution of this Defeasance Agreement, there are herewith deposited with Trustee, from the Company Funds and the Indenture Funds, immediately available monies in the amount of $13,778,515.01; all of which amounts shall be deposited in the Defeasance Fund; and from such amount the amount of $13,778,158.76 shall be used to purchase the Government Securities described in Exhibit A attached hereto.

         Section 4. Irrevocable Escrow; Application of Defeasance Fund. The deposit of the monies and Government Securities in the Defeasance Fund shall be irrevocable; and such monies and Government Securities, together with any interest earned thereon, shall be held in escrow and shall be applied solely to the payment of principal of and interest on the Series 1994 Bonds to their respective dates of maturity or redemption prior to maturity, all in accordance with the schedule set forth in Exhibit B attached hereto, and, in the event of an optional redemption of the Series 1994 Bonds, to pay the premium on the Series 1994 Bonds in connection with such optional redemption.

         Section 5. Acceptance of Escrow. The Trustee hereby establishes the Defeasance Fund and accepts the monies deposited therein pursuant to this Defeasance Agreement. The Trustee shall purchase the Government Securities solely from the monies deposited in the Defeasance Fund. The Trustee shall apply the monies deposited in the Defeasance Fund and the Government Securities purchased therefrom, together with any interest earned thereon, in accordance with the provisions hereof.

         Section 6. Payment of Series 1994 Bonds. The Trustee shall receive the matured principal of and the interest on the Government Securities as the same are payable. Effective December 1, 1999, the Trustee shall redeem the Series 1994 Bonds in accordance with the optional redemption provisions of the Indentures and the Series 1994 Bonds.

         Section 7. Application of Defeasance Fund After Payment of Series 1994 Bonds. After payment in full of the principal of, interest and premium, if any, on the Series 1994 Bonds, all remaining monies and Government Securities, together with any interest thereon, in the Defeasance Fund shall be transferred by the Trustee to the Company or its successor,

         Section 8. Lien of Holders of Series 1994 Bonds on Defeasance Fund. The Defeasance Fund created hereby shall be irrevocable and the holders of the Series 1994 Bonds shall have an express lien on all monies and Government Securities, including the interest earned thereon, in the Defeasance Fund until paid out, used and applied in accordance with this Defeasance Agreement.

         Section 9. Trustee's Fees. In consideration of the services rendered by the Trustee under this Defeasance Agreement, the Company agrees to and shall pay to the Trustee a fee of $500.00 due upon the execution of this Defeasance Agreement; and shall reimburse the Trustee for extraordinary expenses such as publication costs. The Trustee shall have no lien whatsoever upon and shall not use any of the monies in the Defeasance Fund for the payment of its fees and expenses.

         Section 10. Termination of Defeasance Agreement. This Defeasance Agreement shall terminate when the Series 1994 Bonds have been fully paid in accordance with their terms and any remaining monies and Government Securities, together with any interest thereon, in the Defeasance Fund have been transferred by the Trustee to the Company or its successor, in accordance with the applicable provisions of the Indentures.

         Section 11. Amendment. This Defeasance Agreement may not be amended without prior written notice thereof being sent to, and written consent being obtained from, the holders of the Series 1994 Bonds then outstanding; provided, however, that the parties hereto may, without the consent of, or notice to, such holders, enter into such agreements supplemental to this Defeasance Agreement as shall not adversely affect the rights of such holders and as shall not be inconsistent with the terms and provisions of this Defeasance Agreement: (a) to cure any ambiguity or formal defect or omission in this Defeasance Agreement; or
(b) to sever any clause herein deemed to be illegal.

         Section 12. Resignation or Removal of the Trustee; Successor Trustees. Upon merger or consolidation of the Trustee, if the resulting corporation is a bank or trust company authorized by law to conduct such business, such corporation shall be authorized to act as successor Trustee. Upon the resignation of the Trustee, which shall be communicated in writing to the Issuer, or in the event the Trustee becomes incapable of acting hereunder, a successor Trustee may be appointed by the Issuer, which successor Trustee shall be reasonably acceptable to the Company. No resignation shall become effective until a successor Trustee has been appointed and has agreed to be bound by the terms of this Defeasance Agreement.

         Section 13. Defeasance and Optional Redemption Notices. The Trustee is hereby directed to give notice of defeasance in a form containing substantially all of the information required by the Indenture and the Series 1994 Bonds by mailing a copy of such notice by first class mail to the registered owner of each Series 1994 Bond at the address shown on the registration books.

         The Trustee is hereby directed to give notice of redemption of the Series 1994 Bonds in a form containing substantially all of the information required by the Indenture and the Series 1994 Bonds by mailing a copy of such notice by registered or certified mail to the registered owner of each Series 1994 Bonds at the address shown on the registration books not less than thirty
(30) days prior to the date fixed for redemption.

         Section 14. Indemnification. The Company agrees to hold the Trustee harmless and to indemnify the Trustee against any loss, liability, expenses (including attorney's fees and expenses), claims, or demand arising out of or in connection with the performance of its obligations in accordance with the provisions of this Agreement, except for negligence or willful misconduct of the Trustee. The foregoing indemnities in this paragraph shall survive the resignation of the Trustee or the termination of this Defeasance Agreement.

         Section 15. Definitions. For purposes of this Defeasance Agreement, in addition to other terms defined herein, the following terms shall have the following meanings:

         The "Company" means Care First Inc. of Minneapolis, Minnesota, its successors and assigns.

         "Government Securities" means direct obligations of or obligations fully guaranteed as to principal and interest by the United States of America.

         Section 16. Counterparts; Headings. This Defeasance Agreement may be executed in several counterparts, all or any of which shall be regarded for all purposes as an original and shall constitute and be but one and the same instrument. The paragraph headings used herein are for convenience of reference only.

         IN WITNESS WHEREOF, the Company and the Trustee have each caused this Defeasance Agreement to be executed by their duly authorized officers as of the date first above written.

                                               CARE FIRST INC.


                                               By   Jack E. Nugent
                                                   ----------------------------
                                               Its  President
                                                  -----------------------------

                                               FIRSTAR BANK OF MINNESOTA,
                                               National Association


                                               By   Angela Weidell-LaBathe
                                                  -----------------------------
                                               Its    Vice President
                                                  -----------------------------